Exhibit 10.0

FIFTH AMENDMENT TO LOAN AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is made and entered into effective as of March 28, 2011, by and between AMERICAN ELECTRIC TECHNOLOGIES, INC., a Florida corporation (“Borrower”), and JPMORGAN CHASE BANK, N.A., a national association (“Lender”).

R E C I T A L S:

WHEREAS, Borrower and Lender entered into a Letter Loan Agreement dated October 31, 2007 (which as the same may have been or may hereafter be amended from time to time is herein called the “Loan Agreement”; the terms defined therein being used herein as therein defined unless otherwise defined herein); and

WHEREAS, Borrower and Lender desire to amend certain terms and provisions of the Loan Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

A G R E E M E N T:

1. Amendments to the Loan Agreement. The Loan Agreement is, effective the date hereof, and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:

(a) Subparagraph (a) of Section 1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“(a) Commitment. Subject to the terms and conditions set forth herein, Lender agrees to make loans (each of which is a “Loan”, and collectively the “Loans”) to Borrower, on a revolving basis (the “Borrowing Base Facility”) from time to time during the period commencing on the date hereof and continuing through July 1, 2012 (the “Maturity Date”), the maturity date of the promissory note evidencing the Borrowing Base Facility, such amounts as Borrower may request hereunder; provided, however, (1) the total principal amount (the “Borrower’s Loan Limit”) outstanding at any time shall not exceed the lesser of (i) an amount equal to the Borrowing Base and (ii) $10,000,000 minus the aggregate face amount of any Letters of Credit; and (2) at any time during which Borrower’s “adjusted net income” as reported on any compliance certificate delivered pursuant to Section 6(d)(i) is less than $1.00, or if Borrower fails to deliver such certificate, then the Borrower’s Loan Limit shall not exceed $6,000,000. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. If at any time the outstanding advances under the Borrowing Base Facility exceed the Borrower’s Loan Limit as shown on any reports delivered to Lender under Section 6(d)(ii) or as indicated by Lender’s own records, Borrower shall, on the date of the delivery of such report to Lender or on the date of notice from Lender as to Lender’s records, prepay on the Borrowing Base Facility such amount as may be necessary to eliminate such excess, plus all accrued but unpaid interest thereon. The sums advanced under the Borrowing Base Facility shall be used for general corporate purposes and working capital. As used in this Agreement, the term “Borrowing Base” shall have the meaning set forth in Exhibit A attached hereto, and the term “adjusted net income” shall mean, as of any date, Borrower’s net income from operations as determined in accordance with GAAP, plus depreciation and amortization.”

(b)	Subparagraph (a) of Section 3 of the Loan Agreement is hereby amended in its entirety to read as follows:

“(a) Repayment of the Note and performance of the obligations described herein shall be secured, directly or indirectly, by

(i) a first lien against those certain tracts or parcels of land located in Houston, Harris County, Texas, more commonly known as 6410 Long Dr., Houston, TX 77087, together with all improvements located or to be located thereon (the “Houston Property”),

(ii) a first lien against those certain tracts or parcels of land located in Beaumont, Jefferson County, Texas, more commonly known as 4755 S M L King Jr Pkwy, Beaumont, TX 77705, together with all improvements located or to be located thereon (the “Beaumont Property”), and

(iii) a first priority, perfected security interest in all of Borrower’s accounts, inventory, general intangibles, equipment, and letter of credit rights (collectively, the “Collateral”).”

(c)	Subparagraph (iii) of Section 8(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(iii) Minimum Consolidated Tangible Net Worth. Permit, as of the end of each calendar quarter commencing December 31, 2010, and for each calendar quarter thereafter, Consolidated Tangible Net Worth to be less than $10,000,000. When calculating Consolidated Tangible Net Worth, the term “Consolidated Total Liabilities” shall exclude any Subordinated Debt.”

2. Conditions of Effectiveness. This Amendment shall become effective when, and only when, Lender shall have received counterparts of this Amendment executed by Borrower and Section 1 hereof shall become effective when, and only when, Lender shall have additionally received all of the following documents, each document (unless otherwise indicated) being dated the date of receipt thereof by Lender (which date shall be the same for all such documents), in form and substance satisfactory to the Lender:

(a) a Deed of Trust, Security Agreement and Assignment of Rents (the “Deed of Trust”) against each of the Houston Property and the Beaumont Property;

(b) a Certificate from Borrower authorizing the execution, delivery and performance of this Amendment, and the matters contemplated hereby;

(c) a Certificate from the record owner of each the Houston Property and the Beaumont Property authorizing the execution, delivery and performance of the Deed of Trust, Security Agreement and Assignment of Rents; and

(d) any and all other documentation as Lender may reasonably require.

3. Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a) Borrower is duly authorized and empowered to execute, deliver and perform this Amendment and all other instruments referred to or mentioned herein to which it is a party, and all action on its part requisite for the due execution, delivery and the performance of this Amendment has been duly and effectively taken.

(b) This Amendment, when executed and delivered, will constitute valid and binding obligations of Borrower enforceable in accordance with its terms.

(c) This Amendment does not violate any provisions of Borrower’s Articles of Incorporation, By-Laws, or any contract, agreement, law or regulation to which Borrower is subject, and does not require the consent or approval of any regulatory authority or governmental body of the United States or any state.

(d) The representations and warranties made by Borrower in the Loan Agreement are true and correct as of the date of this Amendment.

(e) No event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

4. Reference to and Effect on the Loan Documents.

(a) Upon the effectiveness of Section 1 hereof, on and after the date hereof, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in the Loan Documents shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except as specifically amended above, the Loan Agreement and the Note(s), and all other instruments securing or guaranteeing Borrower’s obligations to Lender (collectively, the “Loan Documents”) shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the Loan Documents and all collateral described therein do and shall continue to secure the payment of all obligations of Borrower under the Loan Agreement and the Note(s), as amended hereby, and under the other Loan Documents.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) In respect of the Beaumont Property and notwithstanding the provisions of Section 2(a), Borrower shall have until June 30, 2011 to execute and deliver to Lender the Deed of Trust encumbering the Beaumont Property, failing which, an Event of Default shall be deemed to have occurred; provided, however, if Borrower delivers written notice to Lender on or before such date that Borrower has not yet received from a title or abstract company in Jefferson County, Texas evidence of the status of title for the Beaumont Property adequate to complete such Deed of Trust, Borrower shall have such additional period of time, not exceeding thirty (30) days, to execute and deliver such Deed of Trust to Lender.

5. Costs and Expenses. Borrower agrees to pay on demand all costs and expenses of Lender in connection with the preparation, reproduction, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for Lender. In addition, Borrower shall pay any and all fees payable or determined to be payable in connection with the execution and delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees.

6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

8. Facsimile Documents and Signatures. For purposes of negotiating and finalizing this Amendment, if this document or any document executed in connection with it is transmitted by facsimile machine, it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine shall be considered for all purposes as an original signature. Any such faxed document shall be considered to have the same binding legal effect as an original document. At the request of any party, any faxed document shall be re-executed by each signatory party in an original form.

9. Joinder of Guarantor. M & I Electric Industries, Inc. and American Access Technologies, Inc., Guarantor as defined in the Loan Agreement, join in the execution of this Amendment to evidence Guarantor’s consent to the terms hereof, to confirm Guarantor’s continuing obligations under the terms of the Guaranty Agreement, and to acknowledge that without such consent and confirmation, Lender would not enter into this Amendment or otherwise consent to the terms hereof. Additionally, Guarantor represents to Lender that Guarantor is duly authorized and empowered to execute, deliver and perform this Amendment, and all action on its part requisite for the due execution, delivery and the performance of this Amendment has been duly and effectively taken. This Amendment, when executed and delivered, will constitute valid and binding obligations of Guarantor enforceable in accordance with its terms.

10. Final Agreement. THIS WRITTEN AMENDMENT OF LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed in multiple counterparts, each of which is an original instrument for all purposes, all as of the day and year first above written.

[Signature page follows.]

BORROWER:

AMERICAN ELECTRIC TECHNOLOGIES, INC.

By:	/s/ Charles Dauber
Charles Dauber
Chief Executive Officer

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Anna Liu
Anna Liu
Officer

GUARANTOR:

M & I ELECTRIC INDUSTRIES, INC.

By:	/s/ Charles Dauber
Charles Dauber
Chief Executive Officer

AMERICAN ACCESS TECHNOLOGIES, INC.

By:	/s/ Charles Dauber
Charles Dauber
Chief Executive Officer